CERTIFICATE

      The  undersigned, Controller of SMITH BARNEY
INSTITUTIONAL CASH MANAGEMENT FUNDS, INC. (the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 3,898,956,144 shares of common stock, par value $0.01 per share, the sales of which are reported in the Fund's Rule
24f-2 Notice covering the fiscal year ended
May 31, 1997 and that the facts otherwise stated in such Notice are true.


                                   Irving P. David
                                   Controller

Dated:         July 11, 1997